Filed pursuant to Rule 424(b)(2)
File No. 333-169290
3,000,000 Shares in Primary Offering
500,000 Shares Pursuant to Distribution Reinvestment Plan
Senior Common Stock

Amendment No. 1 dated May 25, 2011
to the
Prospectus Supplement dated March 28, 2011

This amendment contains information which amends, supplements or modifies certain information contained in the Prospectus Supplement of Gladstone Commercial Corporation dated March 28, 2011 (the “Prospectus”).
An investment in shares of Senior Common Stock involves substantial risks. See “Risk Factors” beginning on page S-23 of this prospectus supplement and in our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and other information that we file from time to time with the Securities and Exchange Commission which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

Cover Page
This supplement adds the following sentence to footnote (2) on the fees and expenses table on the Cover Page to the Prospectus:
Gladstone Management Corporation, our investment adviser, will be responsible for any offering expenses that exceed $450,000 without recourse against or reimbursement by us.
Estimated Use of Proceeds
This supplement adds the following sentence to footnote (2) under the section entitled “Estimated Use of Proceeds” on page S-29 of the Prospectus:
Out Adviser will be responsible for any offering expenses that exceed $450,000 without recourse against or reimbursement by us.
Certain Relationships and Related-Party Transactions
This supplement adds the following paragraph under the section entitled “Certain Relationships and Related-Party Transactions” at the bottom of page S-35 of the Prospectus:
Offering Expenses
     Our Adviser will be responsible for any offering expenses that exceed $450,000 without recourse against or reimbursement by us.